For Further Information:
At Medallion Financial Corp.	At Zlokower Company
437 Madison Avenue, New York, NY 10022	Public Relations
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100, or 1-877-Medallion	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL ANNOUNCES MERGER OF MEDALLION

TAXI MEDIA WITH CLEAR CHANNEL

NEW YORK, N.Y. – September 7, 2004—Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxi industry and other targeted niche markets, announced today that it has completed the merger of its taxicab advertising division, Medallion Taxi Media, Inc., with a division of the outdoor advertising arm of Clear Channel Communications, Inc. (NYSE: CCU). Medallion received approximately 933,000 shares of Clear Channel common stock, together with working capital adjustments, worth approximately $33,000,000, in connection with the merger.

Andrew Murstein, President of Medallion commented, “We are very pleased with the merger of our taxicab advertising division. This transaction is a win-win for both parties. For Medallion, there are three important benefits to note. First, as a finance company, this division was not part of our Company’s core operational strengths, and the merger allows us to better focus on those strengths. Second, the division had been underperforming, and we are confident that without it, the Company will substantially improve its overall earnings position. Finally, because the transaction is structured as a stock-for-stock, “tax free” exchange, our shareholders will be able to take advantage of lower capital gains tax rates if the gains are realized and distributed, as opposed to higher income tax rates if the transaction had been structured as an asset sale.”

Mr. Murstein continued, “From a financial reporting standpoint, the Media division is carried on our books at about $3,000,000 today, so based upon Clear Channel’s current stock price, we anticipate recording a gain of approximately $30,000,000, before closing related costs, in the 2004 third quarter.”

The merger comes following the unanimous vote of the Company’s Board of Directors. The Blackstone Group L.P. advised the Company on the merger.

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans financing small businesses and other targeted industries and niches. The Company and its subsidiaries have lent over $1 billion to the taxicab industry and small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2003 Annual Report on Form 10-K.

# # # #